Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY08 Third Quarter

Mountain View, Calif. – Jan. 17, 2008– LaserCard Corporation (NASDAQ:LCRD), a leading supplier of secure ID solutions, today announced the financial results for its fiscal 2008 third quarter ended December 31, 2007.

Revenues for the third quarter of fiscal 2008 were $11.2 million, compared with $10.7 million in the prior quarter and $6.2 million in the same quarter a year ago.  The net loss for the third quarter of fiscal 2008 was $1.1 million, or ($0.09) per diluted share, compared with a net loss of $498,000 or ($0.04) per diluted share in the prior quarter, and net loss of $3 million or ($0.25) per diluted share in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $7.9 million compared with $6.7 million in the second quarter of fiscal 2008 and $3.1 million in the third quarter last year.  Revenues from specialty cards and printers were $3.1 million for the third quarter of fiscal 2008 compared with $3.3 million in the prior quarter and $2.9 million in the same quarter a year ago.

LaserCard Corporation’s cash, cash equivalents, and short-term investments were $18.6 million at December 31, 2007 compared with $18.5 million at September 30, 2007.

“Our continued focus on expanded client service offerings is paying off. During the December quarter we were granted a $1.7 million contract by the government of Costa Rica for optical memory cards and a complete Foreign Resident ID Management system,” said Richard Haddock, president and CEO of LaserCard. “We are developing and supplying a full suite of solutions covering data capture for client enrollment, card issuance, quality assurance, and our new fingerprint biometric ID check system to detect and prevent duplicate enrollments. This project builds upon the experience we gained integrating and installing card issuance systems in cities throughout a Middle Eastern nation.

“We are encouraged that the Italian government has further progressed toward the full implementation of the citizen ID card program during 2008 and beyond,” said Haddock. “The state printing office, Poligrafico, issued an invitation to vendors to apply to qualify for supplying and supporting more than 9,000 data capture stations for the enrollment of citizens in the program. The anticipated contract will include the installation and support of approximately 1,300 optical memory card encoders, which we believe will be sourced from us.

"Revenues could reach $90 million over five years if the prime contract is fully implemented,” said Richard Haddock.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the Company's fiscal 2008 third quarter results today, January 17, 2008, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 210-234-0001 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 203-369-0021.  You will need to reference the passcode “LaserCard” and the conference leader “Richard Haddock.”  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards, LaserPASS™ Optical/RFID cards and chip-ready Optical/Smart™ cards, all featuring Optical IDLock™ technology, and other advanced-technology secure identification cards. The Company’s secure ID cards are used in countries around the world, including the United States, Canada, Italy, India and the Middle East for demanding requirements such as border security, immigration and national identification.  In addition, the Company provides optical card read/write drives, optical card system software, card-related ID subsystems and card issuance enabling services. The Company operates a wholly-owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures specialty cards, and markets cards, system solutions, and card personalization printers under the CCD and Cards & More brands.

Forward-Looking Statements

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include our anticipation that the Costa Rican, Angolan, and Italian programs will come to fruition and result in card, equipment, and service purchase orders and revenues for us of the magnitudes and over the time horizons indicated.  These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the Costa Rican, Angolan, and Italian governments fund the programs and/or attempt to delay or cancel deliveries under the programs or choose different technologies or vendors for political or other reasons, whether we encounter difficulties in making the cards and equipment and developing the solutions, whether there are quality or other issues which cause the governments to delay their acceptance of the equipment, solutions, and cards and therefore our revenue recognition as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations.  These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2007	2006	2007	2006

Revenues	$11,159	$6,184	$29,753	$23,032
Cost of sales (includes $105 and $244 stock-based
compensation in the three and nine month periods
ended December 31, 2007 and $90 and $258 in the three
and nine month periods ended December 31, 2006, respectively)	7,670	5,397	21,414	17,252
Gross profit	3,489	787	8,339	5,780

Operating expenses:
Selling, general, and administrative expenses (includes
$527 and $1,178 stock-based compensation in the three
and nine month periods ended December 31, 2007 and
$334 and $805 in the three and nine month periods ended
December 31, 2006, respectively)	4,056	3,294	10,826	9,712
Research and development expenses (includes $69 and $190
stock-based compensation in the three and nine month
periods ended December 31, 2007 and $83 and $291 in the three
and nine month periods ended December 31, 2006, respectively)	719	763	2,211	2,308
Total operating expenses	4,775	4,057	13,037	12,020
Operating loss	(1,286)	(3,270)	(4,698)	(6,240)

Other income, net	225	267	655	706

Loss before income taxes	(1,061)	(3,003)	(4,043)	(5,534)

Income tax expense (benefit)	19	(25)	(106)	(96)

Net loss	$(1,080)	$(2,978)	$(3,937)	$(5,438)

Net loss per share:
Basic	$(0.09)	$(0.25)	$(0.33)	$(0.46)
Diluted	$(0.09)	$(0.25)	$(0.33)	$(0.46)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,971	11,827	11,928	11,803
Diluted	11,971	11,827	11,928	11,803

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2007	March 31,
	(Unaudited)	2007*
ASSETS
Current assets:
Cash and cash equivalents	$2,087	$3,026
Short-term investments	16,500	17,500
Accounts receivable, net of allowance of $88 at December 31, 2007	5,218	3,489
and $144 at March 31, 2007
Inventories, net of reserve of $821 at December 31, 2007	11,367	11,462
and $837 at March 31, 2007
Deferred contract costs	92	233
Prepaid and other current assets	1,266	1,594
Total current assets	36,530	37,304

Property and equipment, net	12,092	12,988
Deferred long-term contract costs	561	721
Equipment held for resale	6,552	6,340
Patents and other intangibles, net	389	411
Notes receivable	247	227
Other non-current assets	109	109
Total assets	$56,480	$58,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligation	$28	$-
Accounts payable	2,180	2,284
Accrued liabilities	2,576	2,989
Deferred income tax liability	390	388
Advance payments from customers	2,353	1,838
Deferred revenue	897	1,584
Total current liabilities	8,424	9,083

Capital lease obligation, net of current portion	76	-
Advance payments from customers	23,554	23,554
Deferred revenue	2,356	2,000
Long-term deferred rent	1,094	864
Total liabilities	35,504	35,501

Stockholders' equity:
Common stock	120	119
Additional paid-in capital	63,317	61,068
Accumulated deficit	(42,598)	(38,722)
Accumulated other comprehensive income (loss)	137	134
Total stockholders' equity	20,976	22,599

Total liabilities and stockholders’ equity	$56,480	$58,100

*Amounts derived from audited financial statements at the date indicated.

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